As filed with the Securities and Exchange Commission on October 6, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	23-2596710
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1830 Penn Street Melbourne, FL	32901
(Address of Principal Executive Offices)	(Zip Code)

Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan

(Full title of the plan)

Dennis McGill

Chief Financial Officer

Lighting Science Group Corporation

1830 Penn Street

Melbourne, FL 32901

(Name and address of agent for service)

(321) 779-5520

(Telephone number, including area code, of agent for service)

with copies of communications to:

Ryan R. Cox

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

(214) 651-5273

(214) 200-0534 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value	68,000 (2)	$0.20 (3)	$13,600 (3)	$1.58
Common Stock, $0.001 par value	10,000 (2)	$0.35 (3)	$3,500 (3)	$0.41
Common Stock, $0.001 par value	33,000 (2)	$0.38 (3)	$12,540 (3)	$1.46
Common Stock, $0.001 par value	42,000 (2)	$0.44 (3)	$18,480 (3)	$2.15
Common Stock, $0.001 par value	7,001,000 (2)	$0.50 (3)	$3,500,500 (3)	$406.76
Common Stock, $0.001 par value	200,000 (2)	$0.60 (3)	$120,000 (3)	$13.94
Common Stock, $0.001 par value	4,943,229 (2)	$0.64 (3)	$3,163,666 (3)	$367.62
Common Stock, $0.001 par value	150,000 (2)	$0.70 (3)	$105,000 (3)	$12.20
Common Stock, $0.001 par value	155,000 (2)	$0.74 (3)	$114,700 (3)	$13.33
Common Stock, $0.001 par value	180,000 (2)	$0.89 (3)	$160,200 (3)	$18.62
Common Stock, $0.001 par value	273,000 (2)	$0.92 (3)	$251,160 (3)	$29.18
Common Stock, $0.001 par value	75,000 (2)	$1.04 (3)	$78,000 (3)	$9.06
Common Stock, $0.001 par value	15,000 (2)	$1.08 (3)	$16,200 (3)	$1.88
Common Stock, $0.001 par value	117,000 (2)	$1.09 (3)	$127,530 (3)	$14.82
Common Stock, $0.001 par value	40,000 (2)	$1.21 (3)	$48,400 (3)	$5.62
Common Stock, $0.001 par value	9,484,426 (2)	$1.34 (3)	$12,709,130 (3)	$1,476.80
Common Stock, $0.001 par value	30,901 (2)	$0.86 (3)	$26,574.86 (3)	$3.09
Common Stock, $0.001 par value	500,000 (2)	$0.64 (3)	$320,000.00 (3)	$37.18
Common Stock, $0.001 par value	192,308 (2)	$0.52 (3)	$100,000.16 (3)	$11.62
Common Stock, $0.001 par value	26,301 (2)	$0.48 (3)	$12,624.48 (3)	$1.47
Common Stock, $0.001 par value	14,795 (2)	$0.44 (3)	$6,509.80 (3)	$0.76
Common Stock, $0.001 par value	1,813,41 (2)	$0.20 (3)	$362,682.20 (3)	$42.14
Common Stock, $0.001 par value	1,566,027 (2)	$0.39 (3)	$610,750.53 (3)	$70.97
Common Stock, $0.001 par value	440,685 (2)	$0.37 (3)	$163,053.45 (3)	$18.95
Common Stock, $0.001 par value	73,630 (2)	$0.20 (3)	$14,726.00 (3)	$1.71
Common Stock, $0.001 par value	99,555,287 (4)	$0.185 (5)	$18,417,728 (5)	$2,140.14

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable under the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Common Stock.
(2)	Represents shares of Common Stock issuable pursuant to options and restricted shares of Common Stock awarded under the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) promulgated under the Securities Act and based upon the price at which such options may be exercised.
(4)	Represents additional shares of Common Stock reserved for future issuance under the Plan.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act and based upon the average of the bid and asked prices of the Common Stock as reported on the Over-the-Counter Bulletin Board on October 3, 2014.

REGISTRATION OF ADDITIONAL SECURITIES

By a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2008, File No. 333-150628 (the “Original Registration Statement”), Lighting Science Group Corporation (the “Company”) registered 1,510,250 shares of common stock, par value $0.001 per share (the “Common Stock”), issuable under the Lighting Science Group Corporation 2008 Equity-Based Compensation Plan (the “2008 Equity Plan”). The Company registered an additional 18,489,750 shares of Common Stock issuable under the 2008 Equity Plan pursuant to a registration statement on Form S-8 filed with the SEC on January 14, 2011, File No. 333-171726 (the “First Additional Registration Statement”). The Company registered an additional 8,000,000 shares of Common Stock issuable under the 2008 Equity Plan pursuant to a registration statement on Form S-8 filed with the SEC on February 25, 2011, File No. 333-172461 (the “Second Additional Registration Statement”). The Company is hereby registering an additional 127,000,000 shares of Common Stock issuable under the Company’s Amended and Restated 2012 Equity-Based Compensation Plan (the “Equity Plan”), 27,000,000 of which are now available for grant due to an amendment to the Equity Plan which was approved by the Company’s board of directors on July 5, 2012 and by the Company’s stockholders at its annual meeting on September 13, 2012 (the “2012 Amendment”) and 100,000,000 of which are now available for grant due to an amendment to the Equity Plan which was approved by the Company’s board of directors on August 28, 2014 and by a majority of the Company’s stockholders in an action by written consent dated September 9, 2014 (the “2014 Amendment” and together with the 2012 Amendment, the “Amendments”). Each Amendment increased the number of shares available for grant pursuant to the Equity Plan and the 2014 Amendment increased the maximum number of stock options or stock appreciation rights (“SARs”) that may be granted in each fiscal year to any Covered Employee (as defined in the Equity Plan). Pursuant to Instruction E of Form S-8, the contents of the Original Registration Statement, the First Additional Registration Statement and the Second Additional Registration Statement are incorporated by reference in this Registration Statement on Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates herein by reference the following documents previously filed with the SEC:

(i)	the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2013 filed with the SEC on April 10, 2014;

(ii)	the Company’s Definitive Information Statement on Schedule 14C filed with the SEC on September 11, 2014;

(iii)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Commission on May 14, 2014;

(iv)	the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the Commission on August 14, 2014;

(v)	the Company’s Current Reports on Form 8-K filed with the SEC on January 8, 2014, January 10, 2014, January 15, 2014, February 7, 2014, February 14, 2014, February 25, 2014, March 31, 2014, April 3, 2014, May 1, 2014, June 18, 2014, 2014, July 18, 2014, August 20, 2014, September 3, 2014 and September 24, 2014 and the Form 8-K/A filed with the SEC on July 14, 2014 (in each case except for any information under Item 7.01 of such reports, as applicable, which information is not being incorporated by reference); and

(vi)	The description of the Common Stock contained in the Company’s Registration Statement on Form S-1 filed with the SEC on February 10, 2011 (SEC File No. 333-172165), as amended by Amendment No. 1 to the Company’s Registration Statement on Form S-1/A filed with the SEC on April 20, 2011, Amendment No. 2 to the Company’s Registration Statement on Form S-1/A filed with the SEC on September 27, 2012, and Amendment No. 3 to the Company’s Registration Statement on Form S-1/A filed with the SEC on February 14, 2014 including all amendments and reports filed for the purpose of updating that description.

All documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, but excluding any information furnished to, rather than filed with, the SEC, shall be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed. Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or were, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s bylaws provide that it will indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

In addition, the Company has entered into an indemnification agreement (the “Indemnification Agreements”) with certain of its executive officers and directors (each an “Indemnitee”). Pursuant to the Indemnification Agreements, the Company has agreed to indemnify each Indemnitee to the fullest extent permitted by applicable law against any and all expenses arising from any “proceeding” (as such term is defined in the Indemnification Agreement) in which an Indemnitee was, is or will be involved as a party or otherwise by reason of any Indemnitee’s service as, or actions taken while, (i) a director or officer of the Company or (ii) at the request of the Company, a director, officer, employee, agent or trustee of another enterprise. Following a written request by an Indemnitee, the Company is required to advance (within 20 days of receipt of such written request) to such Indemnitee, whether prior to or after final disposition of any proceeding, any and all expenses relating to the Indemnitee’s defense of such proceeding.

The obligation of the Company to provide indemnification is subject to a determination, (i) upon written request of an Indemnitee, by independent counsel (chosen by such Indemnitee) in a written opinion to the Company’s board of directors, or (ii) if such written request is not made, by the Company in accordance with applicable law. In such instances, the Company will bear the burden of proof in establishing that any Indemnitee is not entitled to indemnification. Additionally, the Company is not required to indemnify an Indemnitee: (i) for amounts otherwise identifiable under the Indemnification Agreements that such Indemnitee has already received under any insurance policy, contract, agreement or otherwise (subject to certain exceptions as described in the Indemnification Agreements), (ii) for expenses and the payment of profits relating to any violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, (iii) as prohibited by applicable law, or (iv) for any proceeding initiated or brought voluntarily by such Indemnitee, unless (A) such proceeding is brought (x) to enforce such Indemnitee’s rights under the Indemnification Agreement, the Company’s charter documents or any other insurance policy or agreements relating to indemnification, or (y) with the permission of the Company’s board of directors; or (B) otherwise required by Delaware law.

The Indemnification Agreement will terminate upon the later of (i) ten years after the date that an Indemnitee ceases to serve as a director or officer of the Company or (ii) one year after the final termination of any proceeding, including any appeal, then pending in respect of which such Indemnitee has been granted rights of indemnification or advancement pursuant to the Indemnification Agreement.

The foregoing description of the Indemnification Agreement is qualified in its entirety by reference to the full text of the form of Indemnification Agreement which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 14, 2012.

The indemnification rights set forth above are not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 8.	Exhibits.

The exhibit index attached hereto is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Satellite Beach, State of Florida, on the 6th day of October, 2014.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Dennis McGill
Dennis McGill
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons and in the following capacities on October 6, 2014.

Signature	Capacity in which Signed

/s/ Edward Bednarcik	Chief Executive Officer
Edward Bednarcik	(Principal Executive Officer)

/s/ Dennis McGill	Chief Financial Officer
Dennis McGill	(Principal Financial Officer and Principal Accounting Officer)

/s/ Craig Cogut	Chairman
Craig Cogut

/s/ Sanford R. Climan	Director
Sanford R. Climan

/s/ Donald Harkleroad	Director
Donald Harkleroad

/s/ General James Jones	Director
General James Jones

/s/ Fredric Maxik	Director
Fredric Maxik

/s/ Warner Philips	Director
Warner Philips

/s/ Leon Wagner	Director
Leon Wagner

/s/ Richard H. Davis, Jr.	Director
Richard H. Davis, Jr.

/s/ Jonathan Rosenbaum	Director
Jonathan Rosenbaum

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Lighting Science Group Corporation (previously filed as Appendix A to the Proxy Statement on Schedule 14A filed on May 6, 2013, File No. 0-20354, and incorporated herein by reference).

3.2	Amended and Restated By-laws of Lighting Science Group Corporation (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on December 28, 2010, File No. 0-20354, and incorporated herein by reference).

3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation (previously filed as Appendix A to the Information Statement on Schedule 14C filed on March 21, 2014, File No. 0-20354, and incorporated herein by reference).

4.1	Specimen Common Stock Certificate (previously filed as Exhibit 4.14 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 12, 2010, File No. 333-162966, and incorporated herein by reference).

4.2	Amended and Restated Registration Rights Agreement, dated as of January 23, 2009, by and between Lighting Science Group Corporation and Pegasus Partners IV, L.P. (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 30, 2009, File No. 0-20354, and incorporated herein by reference).

4.3	Warrant Agreement, dated as of December 22, 2010, by and among Lighting Science Group Corporation and American Stock Transfer & Trust Company, LLC (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 4, 2011, File No. 0-20354, and incorporated herein by reference).

4.4	Warrant to Purchase Common Stock of Lighting Science Group Corporation, dated January 13, 2011 and issued to The Home Depot, Inc. (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 20, 2011, File No. 0-20354, and incorporated herein by reference).

4.5	Registration Rights Agreement, dated January 14, 2011, between Lighting Science Group Corporation and The Home Depot, Inc. (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on January 20, 2011, File No. 0-20354, and incorporated herein by reference).

4.6	Registration Rights Agreement, dated as of June 6, 2011, between Lighting Science Group Corporation and Geveran Investments, Ltd. (previously filed as Exhibit 4.8 to the Quarterly Report on Form 10-Q filed on August 15, 2011, File No. 0-20354, and incorporated herein by reference).

4.7	Warrant to Purchase Common Stock of Lighting Science Group Corporation, dated May 25, 2012 and issued to RW LSG Management Holdings LLC (previously filed as Exhibit 4.3 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

4.8	Amendment to Amended and Restated Registration Rights Agreement, dated as of May 25, 2012, by and among Lighting Science Group Corporation, Pegasus Partners IV, L.P. and LSGC Holdings LLC (previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

4.9	Form of Warrant to Purchase Common Stock of Lighting Science Group Corporation, dated June 15, 2012 and issued to RW LSG Management Holdings LLC and certain other investors. (previously filed as Exhibit 4.6 to the Amendment No. 2 to the Registration Statement on Form S-1 filed on September 27, 2012, File No. 333-172165, and incorporated herein by reference)

4.10	Warrant, dated as of September 25, 2012, issued to Cleantech Europe II (A) LP (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

4.11	Warrant, dated as of September 25, 2012, issued to Cleantech Europe II (B) LP (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

4.12	Warrant, dated as of September 25, 2012, issued to Portman Limited (previously filed as Exhibit 4.3 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

Exhibit No.	Description

4.13	Amended and Restated Registration Rights Agreement, dated as of September 25, 2012, by and among Lighting Science Group Corporation, RW LSG Holdings LLC. RW LSG Management Holdings LLC, Portman Limited, Cleantech Europe II (A) LP and Cleantech Europe II (B) LP (previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

4.14	Warrant, dated as of September 11, 2013, by and between Lighting Science Group Corporation and LSGC Holdings II LLC (previously filed as Exhibit 4.4 to the Current Report on Form 8-K filed on September 13, 2013, File No. 0-20354, and incorporated herein by reference).

4.15	Warrant, dated as of January 3, 2014, by and between Lighting Science Group Corporation and LSGC Holdings II LLC (previously filed as Exhibit 4.4 to the Current Report on Form 8-K filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

4.16	Warrant, dated as of January 3, 2014, by and between Lighting Science Group Corporation and PCA LSG Holdings LLC (previously filed as Exhibit 4.5 to the Current Report on Form 8-K filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

4.17	Warrant, dated as of January 3, 2014, by and between Lighting Science Group Corporation and RW LSGC Holdings, LLC (previously filed as Exhibit 4.6 to the Current Report on Form 8-K filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

4.18	Warrant, dated as of January 3, 2014, by and between Lighting Science Group Corporation and PCA LSGC Holdings LLC (previously filed as Exhibit 4.7 to the Current Report on Form 8-K filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

4.19	Warrant, dated as of January 3, 2014, by and between Lighting Science Group Corporation and LSGC Holdings II, LLC (previously filed as Exhibit 4.8 to the Current Report on Form 8-K filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

4.20	Warrant, dated as of January 3, 2014, by and between Lighting Science Group Corporation and RW LSGC Holdings, LLC (previously filed as Exhibit 4.9 to the Current Report on Form 8-K filed on January 8, 2014, File No. 0-20354, and incorporated herein by reference).

4.21	Warrant, dated as of February 19, 2014, by and between Lighting Science Group Corporation and Medley Capital Corporation (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on February 25, 2014, File No. 0-20354, and incorporated herein by reference).

4.22	Warrant, dated as of February 19, 2014, by and between Lighting Science Group Corporation and Medley Opportunity Fund II LP (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on February 25, 2014, File No. 0-20354, and incorporated herein by reference).

4.23	Registration Rights Amendment, dated February 19, 2014 by and between Lighting Science Group Corporation, Medley Capital Corporation and Medley Opportunity Fund II LP (previously filed as Exhibit 4.3 to the Current Report on Form 8-K filed on February 25, 2014, File No. 0-20354, and incorporated herein by reference).

4.24	Warrant, dated as of February 19, 2014, by and between Lighting Science Group Corporation and Pegasus Capital Partners IV, L.P. (previously filed as Exhibit 4.4 to the Current Report on Form 8-K filed on February 25, 2014, File No. 0-20354, and incorporated herein by reference).

4.25	Warrant, dated as of February 19, 2014, by and between Lighting Science Group Corporation and Pegasus Capital Partners V, L.P. (previously filed as Exhibit 4.5 to the Current Report on Form 8-K filed on February 25, 2014, File No. 0-20354, and incorporated herein by reference).

4.26	Amended and Restated Certificate of Designation of Series J Preferred Stock filed with the Secretary of State of Delaware on August 14, 2014 (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on August 20, 2014, File No. 0-20354, and incorporated herein by reference).

4.27	Amended and Restated Certificate of Designation of Series H Preferred Stock filed with the Secretary of State of Delaware on August 14, 2014 (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on August 20, 2014, File No. 0-20354, and incorporated herein by reference).

4.28	Amended and Restated Certificate of Designation of Series I Preferred Stock filed with the Secretary of State of Delaware on August 14, 2014 (previously filed as Exhibit 4.3 to the Current Report on Form 8-K filed on August 20, 2014, File No. 0-20354, and incorporated herein by reference).

Exhibit No.	Description

5.1*	Opinion and Consent of Haynes and Boone, LLP.

23.1	Consent of Haynes and Boone, LLP (Included in Exhibit 5.1).

23.2*	Consent of KPMG, LLP

*	Each document marked with an asterisk is filed herewith.